FSONA SYSTEMS CORP.

140 - 11120 Horseshoe Way

Richmond, BC V7A 5H7

Canada

March 22, 2005

Sunny Taylor

1504 Night Shade Court

Vienna, VA 22182

Dear Sunny:

Re: Offer of Employment

The following are the terms and conditions upon which Fsona Systems Corp. (“Fsona”) is prepared to employ you.

1.	Work Duties
1.01

You will carry out your duties at an office to be established in Fairfax County, Virginia. You will carry out the duties and responsibilities of the position of Chief Executive Office of Fsona, which duties and responsibilities will be determined and issued by Fsona's Board of Directors (the "Board") from time to time. You will also agree to and will consent to be appointed as a director of the Board.

1.02

Upon execution of this Agreement by the parties hereto, you will meet confer with the Board to establish a set of goals and objectives (the “Performance Goals”) for performance that will be mutually agreeable to the Board. The initial Performance Goals for the Initial Terms will be those agreed upon by you and the Board within 30 days of the date of this Agreement, failing which the initial Performance Goals will be determined by the Board. The Performance Goals for any Renewal Term will be mutually agreed to by you and the Board on a yearly basis within 30 days of the commencement of any such Renewal Term.

2.	Commencement Date of Employment
2.01

Your employment will commence on a date (the "Start Date") as mutually agreed to by you and the Board. Fsona will employ you for a one (1) year period commencing on the Start Date and ending one year later (the “Initial Term”). The employment period is subject to the termination provisions in Section 11 of this Agreement.

2.02	The effectiveness of this Agreement is subject to the approval of the Board and this Agreement will not become legally binding on Fsona until approved by the Board.
2.03

Upon expiry of the Initial Term and provided that you are not then in default under this Agreement, Fsona may offer you a one-year renewal of this Agreement, based on the terms and conditions applicable as of the final day of the Initial Term or on such other terms and conditions as may be offered by Fsona at such time. If you accept such renewal, then the Agreement will continue during the renewal term. Upon expiry of the first renewal term and any subsequent renewals of this Agreement, Fsona may again offer a one-year renewal term on terms and conditions applicable as of the final day of the previous renewal term or on such other terms and conditions as may be offered by Fsona at such time. Prior to the commencement of any renewal term, the parties may mutually agree on any amendments to the terms of this Agreement.

3.	Signing Bonus, Salary and Performance Bonus
3.01	Subject to the other terms and conditions of this Agreement and upon approval of this Agreement by the Board, Fsona agrees to pay to you a signing bonus of US$100,000.
3.02

Subject to the other terms and conditions of this Agreement, Fsona agrees to pay to you a base salary of US$150,000. If the parties agree to renew this Agreement after expiry of the Initial Term, Fsona agrees to pay you a base salary of US$200,000 for the first Renewal Term.

3.03

At the end of the Initial Term, you will be eligible to receive a monetary bonus of up to $100,000 based on the extent to which the Board determines that you have achieved the Performance Goals for the Initial Term (or portion thereof).

4.	Vacation
4.01

You will be entitled to paid vacation in an amount as mutually agreed to by you and the Board. Actual vacation time off will be agreed upon between you and the Board. Any unused vacation will be converted to base salary and paid to you, at your sole discretion, annually, at the completion of Fsona’s fiscal year. In the event that you elect to carry forward unused vacation time, you may do so to a maximum of one year’s unused vacation.

5.	Health and Welfare Benefits
5.01

Fsona will pay the premiums for any dental, medical and other benefit plans as may be introduced from time to time by Fsona or its carriers. Policy documents govern benefit entitlement. If Fsona does not maintain a dental, medical or other plan for its United States employees, then Fsona will reimburse you for any plans that you maintain and will make such other arrangements to ensure that you receive benefits equal to the benefits offered to other employees of Fsona.

6.	Expenses
6.01

In accordance with policies formulated by Fsona from time to time, you will be reimbursed for all reasonable travelling and other expenses actually and properly incurred by you in connection with the performance of your duties and functions. For all such expenses, you will be required to keep proper accounts and to furnish statements and vouchers to Fsona within 30 days after the expenses are incurred. Fsona will also pay for the premiums for any directors' and officers' liability insurance that may be obtained when and if the Board determines that such insurance is necessary.

7.	Founders Stock
7.01

Pursuant to the terms of a Subscription Agreement to be executed and delivered by you and Fsona as soon as practicable following your acceptance of this Agreement, Fsona shall grant, at no additional consideration to you, to you such number of shares (the "Shares") of common stock in the capital of Fsona which will be equal to 3% of the issued and outstanding shares after completion of the first round of funding for Fsona. These shares shall all vest on the Date of Grant but shall be subject to repurchase by fSONA on the following terms:

7.01.1	if your employment ceases before the date which is six months from the Date of Grant, then fsona shall have the right to purchase all the Shares at the original value on the Date of Grant;
7.01.2	if your employment ceases before the date which is 18 months from the Date of Grant, then Fsona shall have the right to purchase two-thirds (2/3) the Shares at the original value of the Date of Grant;
7.01.3	if your employment ceases before the date which is 30 months from the Date of Grant, then Fsona shall have the right to purchase one-thirds (1/3) the Shares at the original value of the Date of Grant;
7.01.4	if your employment ceases after the date which is 30 months from the Date of Grant, then Fsona shall not have the right to purchase any of the Shares
7.02

You agree and acknowledge that none of the Shares will be registered under the Securities Act of 1933 or under any state securities or "blue sky" laws of any state of the United States, and, unless so registered, may not be offered or sold in the United States or, directly or indirectly, to U.S. Persons (as that term is defined in Regulation S under the Securities Act of 1933), except in accordance with the provisions of Regulation S, pursuant to an effective registration statement under the Securities Act of 1933, or pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act of 1933 and in each case only in accordance with applicable state and provincial securities laws.

8.	Service to Fsona
8.01

During the term of your employment by Fsona you will well and faithfully serve Fsona and promote its interests and devote the whole of your working time, attention and energy to the business and affairs of Fsona.

8.02

During the term of your employment by Fsona you will not carry on or engage in any other business or occupation or become a director, officer, employee, consultant or agent or hold any position or office with any other corporation, firm or person other than with Fsona, unless otherwise agreed to in advance in writing by Fsona.

9.	Confidentiality and Proprietary Rights
9.01

All business and trade secrets and confidential information and knowledge which you may acquire during the continuance of your employment with Fsona related to the business and affairs of Fsona or to its systems, programs, ideas, marketing and promotional plans, sales forecasts, financial information, products or services (collectively the “Confidential Information”), will for all purposes and at all times, both during the continuance of your employment and at all times thereafter, be held by you in trust for the exclusive benefit of Fsona. Neither during the term of your employment nor at any time thereafter shall you disclose to any corporation, firm or person other than Fsona, any of the Confidential Information, nor will you use for any purposes other than those expressly authorized by Fsona, the Confidential Information. This paragraph does not apply to any information which would be found in the public domain.

9.02	You agree that, on or before the Start Date, you will execute and deliver to Fsona, Fsona's form of Confidentiality and Proprietary Rights Agreement.
10.	Non-Solicitation of Company Clients
10.01

While you are employed by Fsona and for a period of six months immediately following the termination of your employment with Fsona, you covenant and agree, in consideration for Fsona paying you, on a monthly basis, one-half of your annual base salary, that you will not, directly or indirectly:

10.01.1

contact or solicit any clients of Fsona for the purpose of selling or supplying to such clients, any products or services which are competitive with the products or services developed, marketed, sold or licensed by Fsona; or

10.01.2	initiate contact with any employee, director or officer of Fsona for the purpose of offering him or her employment with any person other than Fsona.
11.	Termination
11.01

In the event of cause, Fsona may terminate your employment at any time before the end of the Initial Term or any renewal term of this Agreement without notice and without any payment whatsoever. For the purposes of this Agreement, cause includes but is not limited to: (a) your death or serious incapacity; (b) you being convicted for any felony crime (whether in connection with Fsona’s affairs or otherwise) or any cause involving moral turpitude; (c) you committing an act of fraud, misrepresentation or gross negligence in connection with Fsona’s affairs or in carrying out your duties for Fsona; (d) you failing to comply with reasonable orders and directives from the Board; (e) you failing to be available to perform your duties as set out in this Agreement; or (f) any material breach by you of any provision of this Agreement, if such breach has not been cured within thirty (30) days following written notice by Fsona to you of such breach setting forth with specificity the nature of such breach.

11.02

In the absence of just cause, and in the event of your resignation on or before the date which is one year from the Start Date or during any Renewal Term, the following resignation provisions apply to your agreement with Fsona:

11.02.1	You may resign on giving to Fsona three months’ prior written notice of the effective date of your resignation.
11.02.2

On receipt of your three months’ notice of resignation, Fsona may elect to pay you three months’ base salary in lieu of notice, in which case your employment will terminate immediately upon receipt of such payment.

11.02.3

In the event that your employment is terminated for convenience, you shall be entitled to payment of six months’ of your then current annual base salary. For the purposes of this Agreement, termination for convenience includes the following: (a) a substantial alteration in the nature or status of your responsibilities as contemplated by this Agreement; (b) a substantial reduction by Fsona in your compensation, benefits or perquisites as in effect during the Initial Term or any Renewal Term; or (c) a relocation of your place of employment, without your consent, to a location that is more than 25 miles from the office location to be established in or near Fairfax County, Virginia.

11.02.4	It is agreed that in the event of the termination of your employment that neither you nor Fsona shall be entitled to any notice or payment in excess of that specified above.
11.03

In the absence of termination under the terms of Sections 11.01 and 11.03 of this Agreement, your employment with Fsona will terminate on the end of the Initial Term, subject to the renewal provisions contained in Section 2.02 of this Agreement.

12.	Law of the Contract
12.01	Any dispute relating to the terms of this Agreement will be resolved pursuant to the laws of the State of Virginia.
13.	Other Representations
13.01

You acknowledge that in accepting employment with Fsona, you have relied solely upon the terms and conditions set out in this Agreement, and not upon any other representations which may have been made during the hiring process.

14.	Modification
14.01	No modification or amendment of this Agreement shall be binding on you or Fsona unless witnessed in writing and duly executed by you and Fsona.

If you are prepared to accept employment with Fsona on the foregoing terms, kindly confirm your acceptance and agreement by signing the enclosed duplicate copy of this letter where indicated and return one copy to us.

We ask you to fully consider all of the above terms and to obtain any advice you feel is necessary, including legal advice, before you execute this Agreement. We will not accept delivery of this Agreement from you today to ensure that you have the opportunity to consider these terms and seek advice. If you are not agreeable to the terms as set out herein, kindly advise us within one week.

Yours truly,

Fsona Systems Corp.

/s/ Steve Bruk

Steven Bruk, Director and President

ACCEPTED AND AGREED TO THIS 20th DAY OF March, 2005, I HAVE READ AND UNDERSTAND THE TERMS AND CONDITIONS OF EMPLOYMENT SET OUT IN THIS LETTER AGREEMENT. I HAVE BEEN GIVEN FULL OPPORTUNITY TO CONSULT LEGAL ADVISORS OF MY CHOOSING.

/s/ Sunny Taylor

SUNNY TAYLOR

D/VZH/690036.3